EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Cindy Schmieg
VP Communications
952-448-8193
cindy_schmieg@entegris.com

Heide Erickson
Director of Investor Relations
952-556-8051
heide_erickson@entegris.com

ENTEGRIS REPORTS FOURTH-QUARTER RESULTS AND

RECORD SALES LEVELS FOR FISCAL 2004

Announces Share Repurchase Program

CHASKA, Minn., September 30, 2004—Entegris, Inc. (Nasdaq: ENTG), the materials integrity management company, today reported results for its fiscal 2004 fourth quarter and year ended August 28, 2004. The company also announced that its board of directors has authorized a share repurchase program for up to $25 million of the company’s outstanding common stock.

For fiscal 2004, Entegris reported record sales of $346.8 million, up 38 percent from fiscal 2003 sales of $251.1 million. Net income for the year was $24.8 million, or 32 cents per diluted share, compared with $1.3 million, or 2 cents per share, in fiscal 2003. This marks Entegris’ 38th consecutive year of annual profitability. Also, the company ended the year with a record $133 million in cash and short-term investments, achieved by generating $48 million in cash from operations in fiscal 2004.

For the fiscal 2004 fourth quarter, Entegris reported sales of $99.5 million, up from $71.5 million in the fiscal 2003 fourth quarter and $98.6 million in the fiscal 2004 third quarter. Fourth-quarter 2004 net income was $8.9 million, or 12 cents per share, versus $2.3 million, or 3 cents per share, in the prior-year period and $9.2 million, or 12 cents per share, in the 2004 third quarter. Entegris generated $21 million in cash from operations during the fiscal 2004 fourth quarter.

Gross margin for the fiscal 2004 fourth quarter was 44.4 percent, versus 33.3 percent for the comparable year-ago period and 45.0 percent in the 2004 third quarter. Gross margin for the year was 43.5 percent compared to 39.3 percent in fiscal 2003.

Operating margin for the fiscal 2004 fourth quarter was 12.6 percent, versus an operating loss of 2.9 percent for the year-ago period and operating margin of 13.7 percent in the 2004 third quarter. For the year, the company reported an operating margin of 10.0 percent compared to an operating loss of 0.4 percent in fiscal 2003.

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ENTEGRIS FOURTH-QUARTER AND FISCAL 2004 RESULTS	Page 2 of 3

“As widely reported, market conditions in the semiconductor industry became more tenuous during the latter part of the fiscal 2004 fourth quarter,” said Jim Dauwalter, Entegris’ president and chief executive officer. “Even with the softening of market conditions, we reported fourth-quarter sales within our guidance range. Sales in our semiconductor market were sequentially flat with the third quarter. Our materials-consumption-driven product sales increased in the low single-digit percentage range. Wafer carrier products declined somewhat, offset by strong demand for our fluid handling solutions. Product mix across Entegris’ multiple markets resulted in slightly lower operating margins in the 2004 fourth quarter compared to the 2004 third quarter.

“Fiscal 2004 was a very successful year for Entegris. We achieved many of our financial goals and strengthened the company’s competitive position in our traditional markets while expanding our reach into adjacent materials integrity management markets,” said Dauwalter.

“Leveraging our materials integrity management expertise into new but related areas will drive our future growth. In fiscal 2005 we will remain focused on further penetrating and improving the financial performance of our new markets, successfully managing our current and new product offerings, and increasing our operating efficiencies.”

Share Repurchase Program

Entegris’ board of directors has authorized a $25 million share repurchase program. Repurchases will be funded from the company’s cash balance. Management believes this is a prudent use of cash. Under the program, shares may be bought at management’s discretion from time to time, depending on market conditions, in open market transactions. The program may be suspended or terminated at Entegris’ discretion. At present, the company has approximately 76.3 million shares of common stock outstanding and an aggregate market capitalization of approximately $600 million.

Outlook

“Currently semiconductor fab utilization rates remain high,” Dauwalter said, “Consistent with general conditions in the semiconductor industry, we anticipate sales for our materials-consumption-driven products to remain relatively stable in the first quarter of fiscal 2005. Many OEM and sub-component suppliers to the semiconductor industry have recently announced weakness in the market, a trend confirmed by our customers. Therefore, we believe fiscal 2005 first quarter capital-spending will decline, particularly related to 200mm or smaller wafer size fabs. We expect sales for our other markets of data storage, life sciences, global services and fuel cell to be flat to slightly up, hinging on broad economic conditions. Based on current market conditions, we anticipate total Entegris sales to decline about 10 to 15 percent from the $99.4 million reported in the fiscal 2004 fourth quarter. Depending on sales levels and product mix, we expect operating margins of 8 to 10 percent and earnings per share of 6 to 8 cents.

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ENTEGRIS FOURTH-QUARTER AND FISCAL 2004 RESULTS	Page 3 of 3

“We remain confident in our ability to strengthen Entegris’ market position in our traditional and new markets in fiscal 2005,” concluded Dauwalter.

Balance Sheet/Cash Flow Discussion

Cash, cash equivalents and short-term investments at the end of the fiscal 2004 fourth quarter totaled $133 million. The company generated $21 million in cash from operations during the quarter. Short- and long-term debt was $26.9 million. Inventories decreased sequentially from the 2004 third quarter by $1.7 million to $45.2 million. Inventory turns increased to 4.7 in fiscal 2004 from 3.9 turns for fiscal 2003.

Depreciation and amortization expense was approximately $25.5 million for fiscal 2004 compared to $27.2 million during fiscal 2003. Capital expenditures in fiscal 2004 were $21.2 million compared to $13.4 million in fiscal 2003.

FOURTH-QUARTER AND FISCAL 2004 RESULTS CONFERENCE CALL DETAILS

Investors have the opportunity to listen to Entegris’ fourth-quarter results conference call today at 8:30 a.m. ET over the Internet at http://www.entegris.com. Go to the company’s Web site at least 15 minutes early to register, download and install the necessary audio software.

FORWARD-LOOKING STATEMENTS

Certain information in this news release does not relate to historical financial information and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected.

Among these risks and uncertainties are general economic conditions, the cyclical nature of the semiconductor industry, the risks associated with the acceptance of new products and services, the successful integration of acquisitions, the ability to expand into new markets while improving financial performance and the ability of operations to respond to rapidly changing demand. Other factors that could cause the company’s results to differ materially from those contained in its forward looking statements are included in the Form 10K filed in November 2003 and other documents filed by the company with the Securities and Exchange Commission.

ABOUT ENTEGRIS

Entegris products and services protect and transport the critical materials enabling the world’s leading technologies. As a leading materials integrity management company, Entegris provides products and services used in key technology industries including the semiconductor, data storage, chemical processing, biopharmaceutical, medical device and fuel cell.

Entegris is ISO 9001 certified and has manufacturing or service facilities in the United States, Germany, Japan, Malaysia and Singapore. Its advanced research laboratories are located in Minnesota and Colorado, USA. Directly and through distributors, Entegris provides customer support on six continents. Additional information can be found at www.entegris.com

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ENTEGRIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three months ended		Twelve months ended
	August 28, 2004	August 30, 2003	August 28, 2004	August 30, 2003
Net sales	$99,494	$71,534	$346,764	$251,104
Cost of sales	55,352	47,716	195,937	152,381

Gross profit	44,142	23,818	150,827	98,723
Selling, general and administrative expenses	26,262	21,288	96,176	80,307
Engineering, research and development expenses	5,361	4,814	20,128	17,803
Other (reversals) charges	—	(214)	—	1,598

Operating income (loss)	12,519	(2,070)	34,523	(985)
Interest income, net	(165)	(234)	(283)	(579)
Other (income) expense, net	(84)	(721)	(1,111)	4,423

Income (loss) before income taxes and other items below	12,768	(1,115)	35,917	(4,829)
Income tax expense (benefit)	3,838	(3,440)	11,134	(6,248)
Equity in net (income) loss of affiliates	(5)	12	13	144

Net income	$8,935	$2,313	$24,770	$1,275

Earnings per common share:
Basic:	$0.12	$0.03	$0.34	$0.02
Diluted:	$0.12	$0.03	$0.32	$0.02

Weighted shares outstanding:
Basic	73,304	72,227	72,957	71,636
Diluted	76,262	76,925	76,817	75,472

ENTEGRIS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	August 28, 2004	August 30, 2003
ASSETS
Cash and cash equivalents	$75,484	$80,546
Short-term investments	57,696	24,541
Accounts receivable	74,525	52,604
Inventories	45,186	38,163
Deferred tax assets and refundable income taxes	9,866	14,002
Other current assets	3,546	3,564

Total current assets	266,303	213,420

Property, plant and equipment	97,634	95,212

Investments	7,146	8,596
Intangible assets	95,040	96,921
Other assets	3,622	3,982

Total assets	$469,745	$418,131

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$1,492	$2,412
Short-term debt	6,477	16,455
Accounts payable	15,768	9,570
Accrued liabilities	35,578	25,852
Income tax payable and deferred tax liabilities	7,292	2,292

Total current liabilities	66,607	56,581

Long-term debt, less current maturities	18,898	10,070
Deferred tax liabilities	12,055	13,815
Shareholders’ equity	372,185	337,665

Total liabilities and shareholders’ equity	$469,745	$418,131